EXHIBIT 12.1


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------------------------------------
                                                                 1996           1995           1994           1993            1992
                                                              ---------      ----------     ----------     ----------      ---------
(IN THOUSANDS)
Earnings (loss) before income taxes and extraordinary items   $ 31,252       $   28,437     $   26,497     $   23,171      $  24,493
Fixed interest charges                                          78,303           66,862         42,227         36,758         56,749
                                                              ---------      ----------     ----------     ----------      ---------
Earnings (loss):
  Including fixed interest charges                             109,555           95,299         68,724         59,929         81,242
  Excluding interest expense on deposits                        54,527           48,653         37,078         28,131         33,831
Fixed interest charges excluding interest expense on deposits   23,275           20,216         10,581          4,960          9,338
Ratios:
  Earnings including fixed interest charges to fixed interest
     charges                                                      1.40             1.43           1.63           1.63           1.43
   Earnings to fixed interest excluding interest on deposits      2.34             2.41           3.50           5.67           3.62
Dollar deficiency of earnings to fixed interest charges       $   0.00       $     0.00     $     0.00     $     0.00      $    0.00
                                                              ========       ==========     ==========     ==========      =========
